                                News Release

Contact:   Paul S. Feeley                                                                 For Release: Immediately
                  Senior Vice President, Treasurer &
                  Chief Financial Officer
                   (617) 628-4000

CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE THREE AND TWELVE MONTHS ENDED
MARCH 31, 2010

    SOMERVILLE, MASSACHUSETTS, May 7, 2010 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net income for the quarter ended March 31, 2010 totaled $725 thousand and net income available to common shareholders for the quarter ended March 31, 2010 totaled $571 thousand, or $0.37 per diluted common share, as compared to a net loss of $1.1 million and a net loss available to common shareholders of $1.2 million, or $0.86 per diluted common share, for the comparable prior year quarter.  The Company’s net income for the twelve months ended March 31, 2010 was $2.0 million and net income available to common shareholders for the twelve months ended March 31, 2010 was $1.4 million, or $0.92 per diluted common share as compared to net loss of $6.2 million and a net loss available for common shareholders of $6.4 million, or $4.58 per diluted common share, for the fiscal year ended March 31, 2009.  The financial results for the twelve months ended March 31, 2009 were significantly impacted by the September 2008 conservatorship of the Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”), which resulted in a $9.4 million impairment of the value of the Company’s investment in the preferred stock of those companies.

    Pre-tax income for the quarter ended March 31, 2010 totaled $683 thousand, which represents an increase of $1.8 million when compared to pre-tax loss of $1.2 million for the comparable quarter of 2009.  Net interest and dividend income totaled $4.6 million for the quarter ended March 31, 2010 compared to $3.8 million for the quarter ended March 31, 2009.  Interest income totaled $7.0 million for the quarter ended March 31, 2010, which represents a decrease of $171 thousand as compared to $7.2 million for the quarter ended March 31, 2009.  This decrease in interest income was more than offset by a $949 thousand decrease in interest expense, which totaled $2.4 million for the quarter ended March 31, 2010 compared to $3.4 million for the quarter ended March 31, 2009.  The decreases in interest income and interest expense are primarily attributable to changes in the net interest rate spread and net interest margin.  The net interest rate spread and the net interest margin were 3.23% and 3.49%, respectively, for the quarter ended March 31, 2010 compared to 2.54% and 2.86%, respectively, for the quarter ended March 31, 2009, with the changes in these ratios resulting from a 75 basis point decrease in the cost of funds mainly due to aggressive liability management.  During the quarter ended March 31, 2010, the yield on interest-earning assets declined by 6 basis points primarily due to a 105 basis point decrease in interest income on investments and an 11 basis point reduction in the yield on mortgage loans.  The reduced yield on investments for the quarter ended March 31, 2010 was primarily due to a change in the mix of investment securities due to management’s decision to purchase U. S. Government-guaranteed Ginnie Mae mortgage-backed securities with the proceeds of certain maturing, higher-risk investments.  The reduced yield on mortgage loans was due to an increase in residential loans and a decrease in commercial real estate and construction loans as management de-emphasized these types of lending as a result of the current market environment.

    The provision for loan losses for the quarter ended March 31, 2010 totaled $250 thousand compared to a provision for loan losses of $1.0 million during the quarter ended March 31, 2009.  The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at March 31, 2010.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions, regulatory considerations, or other factors.

    Non-interest income decreased by $102 thousand from $189 thousand during the quarter ended March 31, 2009 to $87 thousand during the quarter ended March 31, 2010.  The decrease was primarily the result of an increase in the loss on sales and write-downs on investment securities which totaled $384 thousand during the quarter ended March 31, 2010 compared to $258 thousand during the quarter ended March 31, 2009.  Included in the net loss on sales and write-downs on investment securities during the quarter ended March 31, 2010 were $170 thousand of losses on the sale of previously written down Fannie Mae and Freddie Mac preferred stock, and an impairment write-down of $234 thousand on a corporate bond.  The Fannie Mae and Freddie Mac preferred stocks were strategically sold by management to decrease the current fiscal year tax liability and to improve the Bank’s and the Company’s regulatory capital ratios as a result of a reduction in the disallowed deferred tax asset associated with the sale transaction.  Partially offsetting the aforementioned decrease in non interest income were gains on the sale of loans which increased from $66 thousand for the quarter ended March 31, 2009 to $85 thousand for the quarter ended December 31, 2010 due to increased loan origination and sales activity during the 2010 period.

    Non-interest expenses decreased by $397 thousand to $3.8 million for the quarter ended March 31, 2010 as compared to $4.2 million for the quarter ended March 31, 2009.  Items primarily contributing to this net decrease were a $252 thousand decrease in foreclosure and collection expenses and a reduction in marketing expenses of $159 thousand.

    In addition to a reduction of $9.2 million in losses on the sales and write-downs of Fannie Mae and Freddie Mac preferred stock, items primarily affecting the Company’s pre-tax earnings for the twelve months ended March 31, 2010 when compared to the twelve months ended March 31, 2009 were: (1) an increase in net interest and dividend income of $1.2 million primarily resulting from an overall 56 basis point decrease in the cost of interest-bearing liabilities; (2) a decrease in the provision for loan losses of $1.5 million primarily resulting from provisions for loan losses related ttwelve months ended March 31, 2009 and the absence of such a provision during the 2010 period; (3) a decrease in net loss on sales and write-downs of other securities of $133 thousand; and (4) an increase in the gain on sale of loans of $218 thousand due to increased loan origination and sales activity during the 2010 fiscal year.

    The provision for income taxes for both the quarter ended and the year ended March 31, 2010 were reduced by a $263 thousand state income tax benefit associated with previously written down Fannie Mae and Freddie Mac preferred stocks which were sold during the quarter ended March 31, 2010.

    The net interest rate spread and the net interest margin improved from 2.63% and 2.96%, respectively, for the year ended March 31, 2009 to 2.92% and 3.21%, respectively, for the year ended March 31, 2010, primarily due to a 56 basis point reduction in the cost of funds, partially offset by a 27 basis point decrease in the average rate earned on interest-earning assets.  The decrease in the cost of funds was primarily due to the overall decrease in market interest rates and aggressive liability management.

    Total assets were $542.4 million at March 31, 2010 compared to $575.8 million at March 31, 2009, a decrease of $33.4 million.  The planned decrease in total assets included strategic actions taken by management to reduce risk and increase capital ratios in accordance with the Company’s business plan.  Generally, during the year ended March 31, 2010, management utilized cash and short-term investments, and proceeds from loan repayments and sales of other real estate owned to fund certain maturing deposits.  During the year ended March 31, 2010, cash on hand decreased by $771 thousand, short-term investments decreased by $25.1 million, and investment securities decreased by $847 thousand.  Total loans decreased by $2.0 million as commercial real estate loans and construction loans declined by $33.4 million as management de-emphasized these types of lending as a result of the current market environment.  Residential and home equity loans increased by $35.2 million, from $190.7 million at March 31, 2009 to $225.9 million at March 31, 2010 due to management’s increased emphasis on this type of lending.  Commercial and industrial loans decreased from $4.8 million at March 31, 2009 to $4.0 million at March 31, 2010.  Deposits decreased by $35.9 million due to a decrease in certificates of deposit of $45.1 million, partially offset by a net increase in core deposits of $9.2 million.  To reduce excess short-term investments, management did not renew certain maturing certificates of deposit which included $28.7 million of short-term municipal deposits.  Federal Home Loan Bank advances decreased by $1.1 million to $143.5 million at March 31, 2010 from $144.6 million at March 31, 2009.

    The net increase in stockholders’ equity from $40.2 million at March 31, 2009 to $45.1 million at March 31, 2010 is primarily the result of a $2.9 million decrease in accumulated other comprehensive loss resulting from net increases in the market values of available for sale securities, and net income of $2.0 million.

    The Company’s and the Bank’s capital ratios at March 31, 2010 and March 31, 2009 were as follows:

	March 31, 2010	March 31, 2009	Regulatory Threshold for Well Capitalized

Central Bancorp:
Tier 1 Leverage	9.22%	7.77%	5.0%
Tier 1 Risk-Based Ratio	14.24%	11.56%	6.0%
Total Risk-Based Ratio	15.12%	12.41%	10.0%

Central Co-operative Bank:
Tier 1 Leverage	8.09%	6.61%	5.0%
Tier 1 Risk-Based Ratio	12.49%	9.84%	6.0%
Total Risk-Based Ratio	13.37%	10.69%	10.0%

    At March 31, 2010, non-performing assets totaled $6.3 million, or 1.16% of total assets, as compared to non-performing assets of $7.8 million, or 1.35% of total assets, at March 31, 2009.  This decrease is primarily attributable to the sales of two parcels of residential other real estate owned which totaled $2.7 million, partially offset by an increase in impaired loans of $1.5 million.  At March 31, 2010, other real estate owned totaled $60 thousand compared to $3.0 million at March 31, 2009.  While bankruptcy filings continue to extend the time required to resolve some non-performing loans, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible.  Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions, regulatory considerations, or other factors.

    Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

(See accompanying tables.)

    This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Central Bancorp, Inc.
Consolidated Operating Data
(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net interest and dividend income	$4,602	$3,824	$17,013	$15,862

Provision for loan losses	250	1,025	600	2,125
Net loss from sales or write-downs
of investment securities other than
FNMA or FHLMC	(188)	(258)	(269)	(402)
Net loss from sales and write-downs
of FNMA and FHLMC	(196)	-	(196)	(9,394)

Gains on sales of loans	85	66	329	111
Other non-interest income	386	381	1,547	1,640
Non-interest expenses	3,756	4,153	15,146	15,159

Income (loss) before taxes	683	(1,165)	2,678	(9,467)

Provision (benefit) for income taxes	(42)	(108)	685	(3,262)

Net income (loss)	725	$(1,057)	1,993	$(6,205)

Net income (loss) available to common shareholders	571	$(1,210)	1,380	$(6,403)

Earnings (loss) per common share:

Basic	$0.39	$(0.86)	$0.95	$(4.58)

Diluted	$0.37	$(0.86)	$0.92	$(4.58)

Weighted average number of
shares outstanding:
Basic	1,474	1,412	1,457	1,398

Diluted	1,536	1,412	1,500	1,398

Outstanding shares, end of period	1,667	1,640	1,667	1,640

Consolidated Balance Sheet Data
(In Thousands, Except Per Share Data)
	March 31,	March 31,
	2010	2009
	(Unaudited)
Total assets	$542,444	$575,827
Short-term investments	12,208	37,323
Total investments	44,462	45,309
Total loans (1)	461,902	463,878
Allowance for loan losses	3,038	3,191
Other real estate owned	60	2,986
Deposits	339,169	375,074
Borrowings	143,469	145,597
Subordinated debentures	11,341	11,341
Stockholders' equity	45,113	40,239
Book value per common share	21.31	18.76
Book equity to assets	8.32%	6.99%
Non-performing assets to total assets	1.16	1.35
(1)  Includes loans held for sale of $392 and $3,208 at March 31, 2010 and March 31, 2009, respectively.

Selected Financial Ratios

	Three Months Ended			Twelve Months Ended
	March 31,			March 31,
	2010	2009		2010	2009
	(Unaudited)			(Unaudited)
Return on average assets	0.53%	(0.76	) %	0.36%	(1.12	) %
Return on average equity	6.57	(10.31)		4.66	(16.68)
Interest rate spread	3.23	2.54		2.92	2.63
Net interest margin	3.49	2.86		3.21	2.96